UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

MainStreet Bancshares, Inc.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-38817	81-2871064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10089 Fairfax Boulevard, Fairfax, VA		22030
(Address of Principal Executive Offices)		(Zip Code)

(703) 481-4567

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNSB	The Nasdaq Stock Market LLC
Depositary Shares (each representing a 1/40th interest in a share of 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock	MNSBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on Form 8-K, on March 17, 2022, Charles C. Brockett notified the Board of Directors of MainStreet Bancshares, Inc. (the “Company”) of his retirement as President of the Company, effective March 31, 2022. Mr. Brockett remains a member of the Company’s Board of Directors.

On May 18, 2022, the Board of Directors appointed Jeff W. Dick to the position of President of the Company, in addition to his current position of Chairman and Chief Executive Officer. There was no change in Mr. Dick’s annual compensation in connection with his election as President.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2022 Annual Meeting of Shareholders, held on May 18, 2022, the persons listed below were elected to serve as directors of the Company, each for a term of three years and the appointment by the Audit Committee of Yount, Hyde & Barbour, PC as the Company’s independent registered public accounting firm for fiscal 2022 was ratified.

The Inspector of Elections reported the vote of shareholders at the Annual Meeting as follows:

PROPOSAL 1:  Election of Directors

NAME	FOR	WITHHELD
Elizabeth S. Bennett	4,487,192	434,707
Rafael E. DeLeon	4,810,813	111,086
Darrell Green	4,785,932	135,967
Russel Echlov	4,806,248	115,651

In addition, there were 795,085 broker non-votes for each nominee.

PROPOSAL 2:  Ratify Appointment of Yount, Hyde & Barbour, P.C.

FOR	AGAINST	ABSTAIN
5,706,096	9,873	1,015

Item 8.01 Other Events.

On May 18, 2022, the Board of Directors declared a quarterly cash dividend on the outstanding shares of the Company’s 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”). On September 15 and 25, 2020, the Company issued an aggregate of 1,150,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of the Series A Preferred Stock, with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share), which represents $28,750,000 in aggregate liquidation preference.

The declared cash dividend equated to approximately $0.47 per Depositary Share, or $18.75 per share of Series A Preferred Stock outstanding. The cash dividend is payable on June 30, 2022, to shareholders of record as of the close of business on June 15, 2022. When, as, and if declared by the Board of Directors, future dividend payment dates on the Series A Preferred Stock and associated Depositary Shares will be payable quarterly, in arrears, on March 30, June 30, September 30 and December 30 of each year.

The Company’s Depositary Shares trade on the Nasdaq Capital Market under the symbol “MNSBP.”

Effective May 18, 2022, the Board of Directors of MainStreet Bancshares, Inc. authorized a new program to repurchase shares of the Company’s common stock at purchase prices not to exceed in the aggregate $7.5 million. The timing, number and purchase price of stock repurchased under the new program will be determined by management at its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions, and there is no assurance that the Company will purchase any stock under the program. The new common stock repurchase program replaces the Company’s previous repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANCSHARES, INC

Date: May 19, 2022	By:	/s/ Thomas J. Chmelik
Name: Thomas J. Chmelik
Title: Chief Financial Officer

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